Results of Shareholder Meetings (Unaudited)
At the annual meetings of shareholders of MFS Intermediate Income Trust, which were held on October 31, 2001, and December 5, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                         For                     Withhold Authority
Jeffrey L. Shames            189,086,297.426         1,342,563.658
John W. Ballen               189,112,945.426          1,315,915.658
Lawrence H. Cohn             189,019,517.339          1,409,343.745
J. David Gibbons, KBE        188,943,799.362          1,485,061.722
William R. Gutow             189,093,452.861          1,335,408.223
J. Atwood Ives               189,077,938.078          1,350,923.006
Abby M. O'Neill              188,961,344.534           1,467,516.550
Lawrence T. Perera           189,081,494.762          1,347,366.322
William J. Poorvu            189,051,921.078          1,376,940.006
Arnold D. Scott              189,117,969.397         1,310,891.687
Dale Sherratt                189,127,360.397         1,301,500.687
Elaine R. Smith              189,058,078.535          1,370,782.549
Ward Smith                   188,993,933.907          1,434,927.177
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 138,357,575,852
Against 4,143,760.634
Abstain 2,567,827.170
Broker non-votes 47,171,337.000
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 130,324,516.449
Against 3,544,603.077
Abstain 2,252,316.558
Broker non-votes 54,307,425.000
Item 4.The change of the Fund's investment policy relating to investments in U.S. and foreign government securities from fundamental to non-fundamental. Number of Shares
For 129,435,693.119
Against 4,153,921.674
Abstain 2,531,821.291
Broker non-votes 54,307,425.000
Item 5. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 186,339,155.102
Against 1,888,305.241
Abstain 2,201,400.741
Item 6. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending October 31, 2002.
Number of Shares
For 188,393,523.151
Against 600,228.758
Abstain 1,435,109.175